Exhibit 99.1
NEWS

FOR IMMEDIATE RELEASE
Solutia Inc. 575 Maryville Centre Drive St. Louis, Missouri 63141 P.O. Box 66760 St. Louis, Missouri 63166-6760
Media: Melissa Zona – +1 (314) 674-5555 Investors: Susannah Livingston – +1 (314) 674-8914

Solutia Announces Exit of the Primary Accelerators Business
Continues focus on high-value products with world-leading positions

ST LOUIS -  April 22, 2010 – Solutia Inc. (NYSE: SOA) announced today that it will exit the Primary Accelerators business and discontinue Primary Accelerators production at its facility at the Monsanto Antwerp site in Belgium.  Production of Primary Accelerators is scheduled to stop in the second half of 2010.

“This decision is consistent with Solutia’s overall strategy to focus on businesses that are market leaders with a sustainable competitive advantage,” said Mike Donnelly, President and General Manager of Solutia’s Technical Specialties division.  “As the Primary Accelerators market is oversupplied with low-cost Asian producers and there are few barriers to entry, Solutia has determined this business no longer meet our strategic criteria.”

This decision does not affect the Santoflex PPD manufacturing operations at Antwerp, including production of 4-ADPA, the key intermediate for Solutia’s Santoflex® line of antidegradants.  “Our patents and scale in the PPD business give us a sustainable competitive advantage,” added Donnelly, “allowing us to deliver value to both customers and shareholders.”

This action regarding Primary Accelerators is a necessary and strategic step in positioning Solutia’s Flexsys portfolio to remain the global leader in the manufacture and supply of high-quality rubber chemicals that have a competitive advantage in the market.  Over the coming months, Solutia will work closely with customers, suppliers, and Monsanto to provide a smooth transition out of the Primary Accelerators business.

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NOTE TO EDITORS: Solutia, Flexsys and Santoflex are trademarks of Solutia Inc. and/or its subsidiaries.

Forward Looking Statements
This press release contains forward-looking statements, including, but not limited to statements about projected financial performance, which can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates” or “anticipates,” or other comparable terminology, or by discussions of strategy, plans or intentions.  These statements are based on management’s current expectations and assumptions about the industries in which Solutia operates and Solutia's ability to raise additional funds which is subject to market conditions.  Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the accuracy of our assumptions, the ability of third parties to finance an acquisition, and those risk and uncertainties described in Solutia’s most recent Annual Report on Form 10-K, including under “Cautionary Statement About Forward Looking Statements” and “Risk Factors”, and Solutia’s quarterly reports on Form 10-Q.  These reports can be accessed through the “Investors” section of Solutia’s website at www.solutia.com.  Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

Corporate Profile
Solutia is a market-leading performance materials and specialty chemicals company. The company focuses on providing solutions for a better life through a range of products, including: Saflex® interlayer for laminated glass; CPFilms™ aftermarket window films sold under the VistaTM brand and others; and technical specialties including the Flexsys family of chemicals for the rubber industry, Skydrol® aviation hydraulic fluid and Therminol® heat transfer fluid. Solutia’s businesses are world leaders in each of their market segments. With its headquarters in St. Louis, Missouri, USA, the company operates globally with approximately 3,300 employees in more than 50 worldwide locations. More information is available at www.Solutia.com.

Source: Solutia Inc.
St. Louis
4/22/10